Exhibit 2.1
Execution Version
AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of August 31, 2022 (this “Amendment”), is entered into by and among Sprague HP Holdings, LLC, a Delaware limited liability company and sole member of Merger Sub (“Parent”), Sparrow HP Merger Sub, LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), Sprague Resources LP, a Delaware limited partnership (the “Partnership”), and Sprague Resources GP LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership, the “Partnership Parties”). Each of Parent, Merger Sub, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.”
WHEREAS, on June 2, 2022, the Parties entered into the Agreement and Plan of Merger (the “Merger Agreement”); and
WHEREAS, in accordance with Section 9.2 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement, as amended hereby.
2.Amendments to the Merger Agreement.
(a) Section 1.1(a) of the Merger Agreement is hereby amended by inserting the following immediately after the definition of “Axel Johnson Retirement Plan”:
“Base Merger Consideration” has the meaning set forth in Section 3.1(a).”
(b) Section 1.1(a) of the Merger Agreement is hereby amended by inserting the following immediately after the definition of “Q2 Distribution”:
“Q3 Distribution” has the meaning set forth in Section 3.1(d).”
(c)    The first sentence of Section 2.2 of the Merger Agreement is hereby amended and restated to read as follows:
“Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 845 Texas Avenue, Suite 4700, Houston, Texas 77002, at 9:00 A.M., Houston, Texas time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree; provided, however, that in no event shall the Closing occur prior to November 28, 2022 (the “Inside Date”) unless otherwise agreed by Parent.”

(d)    The first sentence of Section 3.1(a) of the Merger Agreement is hereby amended and restated to read as follows:
“Subject to Section 3.1(d) and Section 3.3, each Common Unit (other than Parent Units) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive (i) $19.00 per Common Unit in cash without any interest thereon (the “Base Merger Consideration”) and (ii) as additional consideration for the extension of the Inside Date from July 31, 2022 to November 28, 2022 pursuant to the terms of Amendment No. 1 to this Agreement, dated as of August 31, 2022, an additional $1.00 per Common Unit in cash without any interest thereon (such amount, together with the Base Merger Consideration, the “Merger Consideration”).”

(e)    Section 3.1(d) of the Merger Agreement is hereby amended and restated to read as follows:
“Distributions. To the extent applicable, Unitholders immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time. The Partnership GP shall declare, and cause the Partnership to pay, a cash distribution to Unitholders (including the Partnership Unaffiliated Unitholders) for the calendar quarter ending June 30, 2022, in an amount not less than $0.4338 per Common Unit (the “Q2 Distribution”), and the calendar quarter ending September 30, 2022, in an amount not less than $0.4338 per Common Unit (the “Q3 Distribution”). If the record date for the Q2 Distribution or the Q3 Distribution has not occurred prior to the Effective Time, the record date for such quarter shall be established or reestablished, as applicable, as the day that includes the Effective Time (and the distribution shall be payable to the Unitholders of record as of immediately prior to the Effective Time). For the avoidance of doubt, the Partnership GP shall declare, and cause the Partnership to pay, the Q3 Distribution in an amount not less than $0.4338 per Common Unit regardless of whether the Closing occurs prior to September 30, 2022. Any distributions by the Partnership are not part of the Merger Consideration and shall be paid in accordance with the terms of this Agreement to such Unitholders or former-Unitholders, as applicable.”

(f)    Section 6.2(b) of the Merger Agreement is hereby amended and restated to read as follows:
“declare or pay any distribution payable in cash, stock or property, other than the Q2 Distribution and Q3 Distribution;”

(g)    A new Section 6.19 is hereby added to the Merger Agreement to read as follows:

“During the period from the date of this Agreement to the Effective Time, the Parent Parties shall not cause, direct or permit the General Partner or any of its Affiliates to exercise the right to acquire Limited Partner Interests pursuant to Section 15.1 of the Partnership Agreement.”

(h)     Section 7.2 of the Merger Agreement is hereby amended and restated to read as follows:

“[Reserved].”

(i)    Section 8.1(b)(ii) of the Merger Agreement is hereby amended and restated to read as follows:

“(ii)    if the Closing shall not have been consummated on or before March 2, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to (A) the Partnership or Parent, as applicable, if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of the Partnership, either Partnership Party, or in the case of Parent, either Parent Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) the Partnership or Parent if, in the case of the Partnership, either Parent Party, or in the case of the Parent, either Partnership Party, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;”

(j)     Section 8.1(c) of the Merger Agreement is hereby amended and restated to read as follows:

“[Reserved].”

3.References to and Effect on the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” or words of similar import referring to the Merger Agreement, and any reference to the Merger Agreement in any other agreements, instruments and documents executed and delivered in connection therewith, shall mean the Merger Agreement as amended by this Amendment. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Merger Agreement to the same extent as if fully set forth verbatim therein. All references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and words of similar import, and all references to the date of the Merger Agreement in any other agreements, instruments and documents executed and delivered in connection therewith, shall in all instances continue to refer to June 2, 2022.
4.Amendment. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.
5.Other Miscellaneous Terms. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.
PARENT:

SPRAGUE HP HOLDINGS, LLC

By: Hartree Partners, LP, its sole member

By: Hartree Partners GP, LLC, its general partner

By:    /s/ Stephen M. Hendel
Name:    Stephen M. Hendel
Title:    Authorized Signatory

MERGER SUB:

SPARROW HP MERGER SUB, LLC

By: Sprague HP Holdings, LLC, its sole member

By: Hartree Partners, LP, its sole member

By: Hartree Partners GP, LLC, its general partner

By:    /s/ Stephen M. Hendel
Name:    Stephen M. Hendel
Title:    Authorized Signatory

    Signature Page to Amendment No. 1 to
Agreement and Plan of Merger

PARTNERSHIP

SPRAGUE RESOURCES LP

By:    Sprague Resources GP LLC,
its general partner

By:    /s/ David Glendon
Name:    David Glendon
Title:    President & CEO

PARTNERSHIP GP

SPRAGUE RESOURCES GP LLC

By:    /s/ David Glendon
Name:    David Glendon
Title:    President & CEO

    Signature Page to Amendment No. 1 to
Agreement and Plan of Merger